Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts: Jay Brown, CFO Fiona McKone, VP - Finance Crown Castle International Corp. 713-570-3050

CROWN CASTLE ANNOUNCES CERTAIN CONTRACTUAL TERMS RELATED TO AT&T AND LEAP WIRELESS

July 14, 2013 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) today announced certain contractual terms in light of AT&T’s announcement to acquire Leap Wireless International, Inc. (“Leap Wireless”). As of June 30, 2013, AT&T and Leap Wireless represented approximately 19% and 3%, respectively, of Crown Castle’s consolidated site rental revenues. Further, there are approximately 1,300 Crown Castle towers on which both carriers currently reside. Crown Castle’s revenue from Leap Wireless on these 1,300 towers represents approximately 2% of Crown Castle’s consolidated site rental revenues. In addition, there is an average of approximately ten years and four years of current term remaining on all lease agreements with AT&T and Leap Wireless, respectively.

About Crown Castle

Crown Castle owns, operates and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to 98 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 30,000 and approximately 1,700 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

www.crowncastle.com